Ultra Petroleum Announces Second Quarter 2013 Financial And Operating Results And Adjusted EPS Of $0.47 Per Diluted Share

HOUSTON, Aug. 2, 2013 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today reported second quarter 2013 operating and financial results. Highlights during the quarter include:

  Second quarter production volumes of 58.4 Bcfe
  Operating cash flow(1) of $135.1 million, or $0.87 per diluted share for the quarter
  Reported net income of $71.9 million, or $0.47 per diluted share – adjusted(3)
  Solid margins in second quarter 2013 (adjusted): 56 percent cash flow margin(5) and 30 percent net income margin(4)

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Second Quarter Results

Ultra Petroleum produced 58.4 billion cubic feet equivalent (Bcfe) of natural gas and crude oil during the second quarter 2013. The company's production was comprised of 56.6 billion cubic feet (Bcf) of natural gas and 299.1 thousand barrels (Mbbls) of condensate.

Ultra's average realized natural gas price for the quarter was $3.80 per thousand cubic feet (Mcf), including the effect of commodity hedges. The realized condensate price in the second quarter was $88.90 per barrel (Bbl).

Ultra Petroleum reported operating cash flow(1) of $135.1 million, or $0.87 per diluted share in the second quarter. Adjusted net income(3) for the quarter was $71.9 million, or $0.47 per diluted share.

Year-to-Date Results

The company's natural gas and crude oil production for the first six months of 2013 was 117.8 Bcfe. Ultra's production was comprised of 114.4 Bcf of natural gas and 567.4 Mbbls of condensate.

Including the effects of commodity hedges, Ultra Petroleum's average realized natural gas price was $3.65 per Mcf. The realized condensate price for the first half of the year was $88.16 per Bbl.

Ultra reported operating cash flow(1) of $258.0 million, or $1.67 per diluted share for first six months of 2013. Adjusted net income(3) was $130.4 million, or $0.84 per diluted share for the same six month period in 2013.

"Our results for the first half of the year demonstrate sound execution of our 2013 objectives. Our focus now is optimizing future development of our asset portfolio in view of our returns-based development strategy and making key operational decisions that complement this approach," stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Wyoming - Operational Highlights

During the second quarter, Ultra Petroleum and its partners drilled 39 gross (17 net) Wyoming Lance wells and placed on production 36 gross (17 net) wells. The second quarter average initial production (IP) rate for new wells brought online was 7.2 million cubic feet equivalent (MMcfe) per day. Net production from Wyoming averaged 456 MMcfe per day in the second quarter.

Ultra Petroleum and its partners drilled 65 gross (28 net) Wyoming Lance wells and placed on production 70 gross (37 net) wells for the first half of 2013. The average IP rate for the wells placed on production during the first and second quarter was 8.2 MMcfe per day. The company produced 82.4 Bcfe from Wyoming during the first six months of 2013.

Achieving a new milestone, Ultra averaged 9.6 days spud to total depth (TD) during the second quarter with sixty percent of all operated wells being drilled in less than 10 days. Total days per well, as measured by rig-release to rig-release, averaged 12.2 days in the second quarter.

Pennsylvania - Operational Highlights

During the second quarter, Ultra participated in drilling 6 gross (3 net) horizontal Marcellus wells and initiated production from 7 gross (3 net) wells. Ultra's Marcellus program demonstrated average IP rates of 6.4 MMcfe per day for the new wells placed online during the quarter. Second quarter Pennsylvania net production averaged 186 MMcfe per day.

For the first six months of 2013, Ultra and its partners drilled 13 gross (6 net) horizontal Marcellus wells and initiated production from 24 gross (12 net) wells. Ultra's Marcellus average IP rate during the first half of the year was 6.0 MMcfe per day for the new wells brought online. Cumulative Marcellus production from the first and second quarter was 35.3 Bcfe.

The company has 900 square miles of 3D seismic across two-thirds of its 260,000 net acres and is in the process of acquiring an additional 35 square miles over its operated acreage position. Ultra expects the additional 3D will further delineate Marcellus sweet spots and expand understanding of the Geneseo formation across its acreage holdings.

Commodity Hedges

Currently, Ultra has 43 percent of the company's remaining 2013 natural gas production hedged at a weighted-average price of $3.75 per Mcf. The total volume of the commodity hedges is 48.0 Bcf. The company opportunistically hedges a portion of its forecasted production to sustain cash flow and lessen the volatility associated with commodity prices.

Financial Strength

Approximately 83 percent of Ultra Petroleum's second quarter outstanding debt of $1.9 billion was comprised of long-term, fixed-rate debt with an average remaining term of 6.8 years and a 5.6 percent weighted average coupon rate. Ultra's debt to trailing 12-months EBITDA(2) was 2.6 times at the end of the second quarter with over $800.0 million in unused senior debt capacity. Ultra relies on total debt to EBITDA(2) as a measure of leverage because it appropriately removes the effect of certain non-cash items, such as impairment charges.

Third Quarter 2013 Production Guidance

Ultra's third quarter production is expected to range between 56.0 – 58.5 Bcfe. Ultra is maintaining its annual production target of 233 Bcfe and tightening its guidance range to 230 – 236 Bcfe. Based on the mid-point of the company's annual production guidance, approximately 70 percent of total company production will come from the Rockies, while 30 percent will come from the Appalachian region. The company is reaffirming its previous capital investment program guidance of $415.0 million for 2013.

2013 Estimated Total Production (Bcfe)
1st Quarter (A)	2nd Quarter (A)	3rd Quarter (E)	Full-Year (E)
59.3	58.4	56.0 – 58.5	230 - 236

Third Quarter 2013 Price Realizations and Differentials Guidance

In the third quarter 2013, the company's realized natural gas price is expected to average 7 to 9 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $7.00 less than the average NYMEX crude oil price.

Third Quarter 2013 Expense Guidance

The following table presents the company's expected expenses per Mcfe in the third quarter 2013 assuming a $3.50 per MMbtu Henry Hub natural gas price and a $100.00 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q3 2013
Lease operating expenses	$ 0.37 – 0.40
Production taxes	$ 0.30 – 0.32
Gathering fees	$ 0.23 – 0.25
Total lease operating costs	$ 0.90 – 0.97

Transportation charges	$ 0.35 – 0.37
Depletion and depreciation	$ 1.03 – 1.06
General and administrative – total	$ 0.10 – 0.12
Interest and debt expense	$ 0.43 – 0.45
Total operating costs per Mcfe	$ 2.81 – 2.97

2013 Annual Income Tax Guidance

Due to the ceiling test write-downs the company incurred during 2012, Ultra currently projects a two percent book tax rate for 2013. This equates to forecasted annual cash taxes of $5.0 million for the year with approximately $2.2 million for the remainder of 2013.

Conference Call Webcast Scheduled for August 2, 2013

Ultra Petroleum's second quarter 2013 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Friday, August 2, 2013. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through November 1, 2013.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2013	2012	2013	2012
Volumes
Natural gas (Mcf)	114,351,403	129,707,356	56,624,054	63,068,313
Oil liquids (Bbls)	567,381	691,554	299,125	332,512
Mcfe - Total	117,755,689	133,856,680	58,418,804	65,063,385

Revenues
Natural gas sales	$436,985	$331,876	$234,785	$140,836
Oil sales	50,018	64,537	26,591	29,434
Total operating revenues	487,003	396,413	261,376	170,270

Expenses
Lease operating expenses	36,331	29,241	17,514	12,239
LGS operating lease expense	10,000	-	5,000	-
Production taxes	36,561	31,587	20,006	13,367
Gathering fees	25,718	36,318	13,834	16,766
Total lease operating costs	108,610	97,146	56,354	42,372

Transportation charges	40,958	42,422	20,649	21,366
Depletion and depreciation	121,591	227,469	60,123	114,767
Ceiling test and other impairments	-	1,869,136	-	1,869,136
General and administrative	5,775	7,786	2,823	5,234
Stock compensation	6,062	4,781	3,053	2,325
Total operating expenses	282,996	2,248,740	143,002	2,055,200

Other income (expense), net	13	14	5	7
Contract cancellation fees	-	(9,512)	-	(4,666)
Interest and debt expense, net	(51,002)	(37,046)	(25,238)	(18,748)
Deferred gain on sale of liquids gathering system	5,276	-	2,636	-
Realized gain on commodity derivatives	(19,764)	176,805	(19,764)	114,268
Unrealized (loss) gain on commodity derivatives	(2,860)	(89,809)	41,855	(147,555)
Income before income taxes	135,670	(1,811,875)	117,868	(1,941,624)
Income tax provision - current	2,859	3,023	1,491	1,607
Income tax provision - deferred	-	(712,175)	-	(756,249)

Net income	$132,811	$(1,102,723)	$116,377	$(1,186,982)

Ceiling test and other impairments	$-	$1,869,136	$-	$1,869,136
Deferred taxes	-	(712,415)	-	(756,489)
Contract cancellation fees	-	9,512	-	4,666
Deferred gain on sale of liquids gathering system	(5,276)	-	(2,636)	-
Unrealized loss (gain) on commodity derivatives	2,860	89,809	(41,855)	147,555
Adjusted net income (3)	$130,395	$153,319	$71,886	$77,886

Operating cash flow (1)	$258,048	$376,297	$135,064	$190,550
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	152,947	152,761	152,948	152,921
Fully diluted	154,397	152,761	154,513	152,921

Earnings per share
Net income - basic	$0.87	($7.22)	$0.76	($7.76)
Net income - fully diluted	$0.86	($7.22)	$0.75	($7.76)

Adjusted earnings per share(3)
Adjusted net income - basic	$0.85	$1.00	$0.47	$0.51
Adjusted net income - fully diluted	$0.84	$1.00	$0.47	$0.51

Cash flow per share(1)
Cash flow per share - basic	$1.69	$2.46	$0.88	$1.25
Cash flow per share - fully diluted	$1.67	$2.46	$0.87	$1.25

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$3.65	$3.92	$3.80	$4.04
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$3.82	$2.56	$4.15	$2.23
Oil liquids (Bbls)	$88.16	$93.32	$88.90	$88.52

Costs Per Mcfe
Lease operating expenses	$0.39	$0.22	$0.39	$0.19
Production taxes	$0.31	$0.24	$0.34	$0.21
Gathering fees	$0.22	$0.27	$0.24	$0.26
Transportation charges	$0.35	$0.32	$0.35	$0.33
Depletion and depreciation	$1.03	$1.70	$1.03	$1.76
General and administrative - total	$0.10	$0.09	$0.10	$0.12
Interest and debt expense	$0.43	$0.28	$0.43	$0.29
	$2.83	$3.12	$2.88	$3.16

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income(4)	28%	27%	30%	27%
Adjusted Operating Cash Flow Margin(5)	55%	66%	56%	67%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	June 30,	December 31,
	2013	2012
	(Unaudited)
Cash and cash equivalents	$6,557	$12,921
Long-term debt
Bank indebtedness	320,000	277,000
Senior notes	1,560,000	1,560,000
	$1,880,000	$1,837,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net cash provided by operating activities	$209,134	$327,649	$141,274	$138,346
Net changes in operating assets and liabilities
and other non-cash items*	48,914	48,648	(6,210)	52,204
Net cash provided by operating activities before
changes in operating assets and liabilities	$258,048	$376,297	$135,064	$190,550

Ultra Petroleum Corp.
Hedging Summary
August 2, 2013

The company has the following hedge positions in place to mitigate its commodity price exposure:

NYMEX	Q3 2013	Q4 2013	Balance 2013
Volume (Bcf)	35.9	12.1	48.0
MMbtu ($)	$3.54	$3.54	$3.54
Mcf ($)	$3.75	$3.75	$3.75

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) EBITDA is defined as earnings before interest, taxes, DD&A and other non-cash charges.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(3) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to excluded the volatility associated with the effects of non-recurring charges, non-cash mark-to-market losses on commodity derivatives, non-cash ceiling test impairments and other similar items.

(4) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(5) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

*Other non-cash items include reduction in tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". The company had 152,972,162 shares outstanding on June 30, 2013.

This release can be found at http://www.ultrapetroleum.com

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-Q for the quarter ended June 30, 2013.

CONTACT: Kelly L. Whitley, Director, Investor Relations, 281-582-6602, kwhitley@ultrapetroleum.com, or Julie E. Danvers, Manager, Investor Relations, 281-582-6604, jdanvers@ultrapetroleum.com